COMPANY CONTACTS:
Bradley B. Buechler          David B. Mueller               Randy C. Martin
Chairman, President and      Executive Vice President and   Vice President-
Chief Executive Officer     Chief Operating Officer        Finance and Chief
                                                           Financial Officer
(314) 721-4242               (314) 721-4242                 (314) 721-4242


FOR IMMEDIATE RELEASE
TUESDAY, MAY 25, 1999


                        SPARTECH CORPORATION REPORTS
             THIRTIETH CONSECUTIVE QUARTER OF IMPROVED RESULTS
                    _________________________________________


Second Quarter Highlights:
-    Sales up 19% to $196.9 million
-    Operating margin at 11.6% of sales
-    Net earnings a record $11.1 million, 25% greater than the prior year
-    Earnings Per Share of 38 cents, up 23% from last year

Financial Summary (Unaudited)
(Dollars in thousands, except per share data)
                        Three Months Ended            Six Months Ended
                                                     %                              %
                          05/01/99    05/02/98  Change   05/01/99   05/02/98   Change
OPERATING RESULTS
   Sales                  $196,937    $165,707     19%   $364,738   $298,788      22%
   Operating Earnings      $22,780     $17,841     28%    $41,855    $31,619      32%
   Net Earnings            $11,105      $8,863     25%    $20,262    $15,884      28%
   EPS-Diluted                $.38        $.31     23%       $.70       $.56      25%

PERFORMANCE RATIOS
  Gross Margin               17.8%       16.8%              17.9%      16.9%
  S,G & A as % of Sales       5.7%        5.7%               5.9%       5.9%
  Operating Return on
  Sales                      11.6%       10.8%              11.5%      10.6%
  Return on Average
   Equity                    27.2%       25.8%              25.4%      23.4%



   "Our strong gains in second quarter sales and earnings were fueled by a combination of increasing 'Alloy Plastics and Product Transformation' sales, ongoing productivity improvements, and benefits realized from our 1998 acquisition of Polycom Huntsman."

      --Bradley B. Buechler, Chairman, President and Chief Executive Officer--
                                     -more-
SPARTECH CORPORATION
SECOND QUARTER 1999 EARNINGS
ADD 1


                 SPARTECH CORPORATION ANNOUNCES THIRTIETH
         CONSECUTIVE QUARTER OF INCREASED YEAR-OVER-YEAR RESULTS


     St. Louis, Missouri, May 25, 1999 -- Spartech Corporation (NYSE:SEH) today announced sizable increases in both sales and net earnings for the second quarter ended May 1, 1999--the Company's 30th consecutive quarter of increased year-over-year results--citing increased "Alloy Plastics & Product Transformation" sales, improved production efficiencies, and benefits realized from recent acquisitions.

     Net earnings for the second quarter of fiscal 1999 totaled $11.1 million, or $.38 per diluted share, an approximate 25% increase from the $8.9 million, or $.31 per diluted share, reported for the same period last year. Sales rose by 19% to $196.9 million for the three months ended May 1, 1999, from the $165.7 million reported in the comparable quarter of 1998.

     For the first six months of fiscal 1999, net earnings were $20.3 million, or $.70 per diluted share, a 28% increase from the $15.9 million, or $.56 per diluted share, reported for the first half of 1998. Sales for the first six months of fiscal 1999 were $364.7 million, compared to $298.8 million for the same period of 1998.

     Commenting on the improved results, Spartech's Chairman, President and CEO, Bradley B. Buechler stated, "Strong gains in earnings for both the second quarter and first half of fiscal 1999 were fueled by a combination of increasing 'Alloy Plastics and Product Transformation' sales, ongoing productivity improve-ments, and benefits realized from our 1998 acquisition of Polycom Huntsman. Capital investments of $35 million over the last twenty-four months, coupled with expanded geographic sales & marketing coverage, allowed us to (1) improve production efficiencies, (2) enter several new higher margin Alloy Plastics and Product Transformation markets, and (3) produce an excellent gain in our overall operating margin to 11.6%, up from the 10.8% recorded in the second quarter of 1998."

     Spartech's Executive Vice President and Chief Operating Officer, David B. Mueller, further discussed the Company's second quarter results by business segment:

     Extruded Sheet & Rollstock

          Spartech Plastics, the Company's Extruded Sheet & Rollstock group, generated sales of $125.4 million during the second quarter of 1999, as compared to $121.1 million during the same period last year. Base volume increased by 7% during the second quarter, as a result of strong sales to the packaging and recreation & leisure markets, while the recent acquisition of Lustro Plastics added another
     5% to sales. Price and product mix changes had a negative 8% effect on sales during the quarter.

          Operating margins for the Extruded Sheet & Rollstock unit improved to 11.6% from the 11.1% recorded in the second quarter of 1998. Ongoing improvements in production efficiencies, coupled with volume increases at most Spartech Plastics plants, allowed the group to post record operating margins.


                                     -more-

SPARTECH CORPORATION
SECOND QUARTER 1999 EARNINGS
ADD 2


     Color & Specialty Compounds

          Sales increased 70% for the Color & Specialty Compounds group to $57.1 million in the second quarter of 1999, including incremental revenues of approximately $21.5 million generated by our 1998 acquisitions of Polycom Huntsman and Plasticolour. The group's growth in base volume of 12% was partially offset by a 6% price/mix decline in sales dollars.

          The Color & Specialty Compounds division continued its string of operating margin improvements, with 14.1% recorded in the second quarter of 1999 compared to 10.2% in 1998. A combination of strong cost containment efforts and increased throughput in most plants, primarily related to the Polycom acquisition, drove the unit's margin improvement.

     Molded & Profile Products

          The Company's Molded & Profile Products group generated $14.4 million in sales and $2.3 million in operating earnings for the quarter. The approximate 30% increase in both amounts, from the prior year, was primarily due to the October 1998 acquisition of Anjac-Doron.

     Finally, Mr. Buechler stated, "As we look forward to the balance of 1999, we remain optimistic. Based upon the strength of our current backlog, benefits anticipated from our recently-announced acquisitions of Lustro Plastics & Alltrista's Plastic Packaging Division, along with ongoing productivity improvement efforts, we expect our year-to-year earnings comparisons to continue favorable through the second half of fiscal 1999."

     Spartech is a leading producer of engineered thermoplastic materials, polymeric compounds and molded & profile products, which today annually produces more than one billion pounds from its 40 facilities located throughout North America and Europe.

Safe Harbor For Forward-Looking Statements
     Statements contained herein which are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 which are intended to be covered by the safe harbors created thereby. For a summary of important facts which could cause the Company's actual results to differ materially from those included in, or inferred by, the forward-looking statements, refer to the Company's Form 10-K for the fiscal year ended October 31, 1998, which is on file with the Securities and Exchange Commission.




                            -TABLE TO FOLLOW-



SPARTECH CORPORATION
SECOND QUARTER 1999 EARNINGS
ADD 3



                              SPARTECH CORPORATION
                      (In Thousands, Except Per Share Data)







                       Three Months Ended (Unaudited)        Six Months Ended
(Unaudited)
                                         Percent                      Percent
                     May 1,     May 2,  Change     May 1,    May 2,  Change
                       1999       1998             1999      1998
Sales              $196,937   $165,707    19%   $364,738  $298,788     22%

Operating           $22,780    $17,841    28%    $41,855   $31,619     32%
Earnings

Interest Expense
& Preferred
Stock                $4,050     $2,995    35%     $7,901    $5,340     48%
Distributions

Income Tax           $7,625     $5,983    27%    $13,692   $10,395     32%
Provision


Net Earnings        $11,105     $8,863    25%    $20,262   $15,884     28%

 Earnings Per
Common Share -         $.38     $  .31    23%     $  .70      $.56     25%
Diluted




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